SCHEDULE 13D/A

CUSIP No: 644465106

TRANSACTIONS IN THE SHARES BY THE REPORTING PERSON DURING THE PAST 60 DAYS

Date of Transaction	Shares Purchased(Sold)	Price per Share
4/23/2010	13,600	13.03
4/26/2010	13,761	13.27
4/27/2010	15,800	13.08
4/28/2010	63,732	13.07
4/29/2010	41,908	13.05
4/30/2010	9,850	12.93